Exhibit 99.4(g)

PROTECTIVE LIFE INSURANCE COMPANY	P. O. BOX 1928	BIRMINGHAM, ALABAMA 35282-8238

BENEFIT BASED FEE ENDORSEMENT

FOR

DEATH BENEFIT RIDER

We are amending the Contract to which this endorsement is attached by adding the following provisions to the Death Benefit Rider that is also attached to the Contract.  This endorsement remains in effect as long as the Death Benefit Rider remains in effect.  While this endorsement is in effect, its terms and conditions supersede any conflicting provision in the Contract.  Contract provisions not expressly modified by this endorsement remain in full force and effect.

Benefit Cost — The Annualized Benefit Cost (“Benefit Cost”) for the Death Benefit Rider is equal to 0.20% of the death benefit value on the Valuation Days described below.  The Benefit Cost is established on the Contract’s Issue Date and will not change.

Monthly Fee — Beginning with the month after the Issue Date and continuing monthly while the Death Benefit Rider is in force, we will calculate the monthly fee for the Death Benefit Rider.  The fee is calculated as of the Valuation Period that includes the same day of the month as the Issue Date, or the last Valuation Period of the month if that date does not occur during the month.  Monthly fees are calculated by multiplying the monthly equivalent of the Benefit Cost by the value of the death benefit as of the fee calculation date, using the formula below:

Monthly Fee  =  [ 1 – ( 1 – Benefit Cost )1/12]  x  dbv , where dbv  =  the value of the death benefit as of the fee calculation date.

Deducting the Monthly Fees — We deduct the monthly fee in arrears, as of the Valuation Period immediately following the Valuation Period during which it was calculated.  The monthly fee is deducted from the Investment Options in the same proportion that the value of each bears to the total Contract Value on that date.

Signed for the Company and made a part of the Contract as of its Issue Date.

PROTECTIVE LIFE INSURANCE COMPANY

Secretary

IC11-VDA-P-6003	12/11